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Exhibit 3.104

LUMISTAR, INC.
Articles of Incorporation

        FIRST:    THE UNDERSIGNED, Neil Fankhauser, whose address is 6225 Smith Avenue, Baltimore, Maryland 21209-3600 (Baltimore County), being at least eighteen years of age, acting as incorporator, does hereby form a corporation under and by virtue of the General Laws of the State of Maryland.

        SECOND:    The name of the corporation (which is hereinafter called the "Corporation") is:

Lumistar, Inc.

        THIRD:    (a)    The purposes for which and any of which the Corporation is formed and the business and objects to be carried on and promoted by it are to engage in any one or more lawful businesses or transactions, or to acquire all or any portion of any entity engaged in any one or more lawful businesses or transactions which the Board of Directors may from time to time authorize or approve, whether or not related to the business described elsewhere in this Article or to any other business at the time or theretofore engaged in by the Corporation.

          (b)   The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

        FOURTH:    The present address of the principal office of the Corporation in this State is 5000 Philadelphia Way, Lanham, Maryland 20706.

        FIFTH:    The name and address of the resident agent of the Corporation in this State are CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 1 21202. Said resident agent is a Maryland corporation.

        SIXTH:    The total number of shares of capital stock of all classes which the Corporation has authority to issue is 1,000 shares of Common Stock, par value $0.01 per share, with the par value amounting in the aggregate to $10. A majority of the entire Board of Directors, without action by the stockholders, may amend the Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that the Corporation has authority to issue.

        SEVENTH:    The number of directors of the Corporation shall be three, which number may be increased or decreased pursuant to the By-Laws of the Corporation, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force. The names of the directors who will serve until the first annual meeting of stockholders and until their successors arc elected and qualify arc as follows:

Mark McMillan
Elaine M. Brown
Gary A. Prince

        EIGHTH:    (a)    The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

            (1)   The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

            (2)   To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

            (3)   The Corporation reserves the right from time to time to make any amendments of its Charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in its Charter, of any of its outstanding stock by classification, reclassification or otherwise; but no such amendment which changes such terms or contract rights of any of its outstanding stock shall be valid unless such amendment shall have been authorized by not less than a majority of the aggregate number of the votes entitled to be cast thereon, by a vote at a meeting or in writing with or without a meeting.

            (4)   The provisions of Sections 3-601 to 3-604 of the Corporations and Associations Article of the Annotated Code of Maryland shall not apply to any "business combination" with the Corporation to the fullest extent permitted by Maryland law.

          (b)   The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

        NINTH:    The duration of the Corporation shall be perpetual.

        IN WITNESS WHEREOF, I have signed these Articles of Incorporation, acknowledging the same to be my act, on September 23,2005.

Witness:

/s/ Witness Signature	/s/ Witness Signature

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  Exhibit 3.104
LUMISTAR, INC. Articles of Incorporation